Exhibit 99.1

ScanSource Sues Avanade, Alleging “Bait-and-Switch”

ERP Install Price Ballooned From $17 Million to Nearly $66 Million

and Go-Live Date Jumped From 11 Months to Three Years and Is Still Not Live

GREENVILLE, SC— Jan. 2, 2013 — Avanade, Inc., a joint venture between Accenture (NYSE: ACN) and Microsoft (NASDAQ: MSFT), has been sued by ScanSource, Inc. (NASDAQ: SCSC) for what ScanSource calls a “bait-and-switch,” after ScanSource saw Avanade’s initial estimate for the installation of enterprise resource planning (ERP) software system Microsoft Dynamics AX balloon from $17 million to nearly $66 million and from 11 months to three years, with the ERP system still not live. ScanSource’s project is believed to be one of the largest global enterprise level Microsoft Dynamics AX implementations to date.

ScanSource contracted with Avanade in 2009 to replace its aging information technology infrastructure with a new core system that would support ScanSource’s continued global expansion. Avanade’s implementation was originally scheduled to be completed within 11 months.

The lawsuit, which was filed in U.S. District Court in Atlanta, alleges - among other things - fraud, tortious misrepresentation and breach of contract, and seeks tens of millions of dollars in damages that ScanSource has incurred and will continue to incur, as a result of Avanade’s misconduct.

The lawsuit alleges that Avanade knew it was not capable of performing the Microsoft AX implementation for ScanSource, and misrepresented its skills and abilities to land the lucrative engagement. The suit also states that Avanade engaged in “bait-and-switch” sales tactics that defrauded ScanSource into believing that Avanade had, and would assign, highly-skilled consultants to perform the implementation. Instead, as the lawsuit alleges, Avanade provided ScanSource with a revolving door of consultants who knew little or nothing about implementing Microsoft Dynamics AX software or managing large-scale global ERP projects. The result was an incomplete and defectively designed system that suffered from numerous flaws and required extensive remedial work. Avanade’s incompetence was reflected in, among other things, the staggering 500,000 lines of software code it wrote in an attempt to have the Microsoft Dynamics AX platform meet ScanSource’s business requirements.

According to the lawsuit, “As a result of Avanade’s fraud and breaches, an implementation that was initially budgeted for $17 million has now cost ScanSource approximately $37 million - and is estimated by Accenture, Avanade’s parent entity, to require an additional $29 million to complete. This ballooning of the Project cost estimate from $17 million to approximately $66 million represents an almost 300% price increase for delivery of the global ERP implementation that is years behind the originally scheduled initial go live…”

The suit also states, “Avanade’s inability to accurately estimate the effort required for the implementation caused ScanSource to de-scope some of its Minimum Business Requirements in an attempt to reduce the Project’s escalating cost and keep the scheduled go-live dates intact. As a result of this de-scoping exercise, ScanSource had to retain some of its legacy applications to perform certain processes that the new Microsoft AX system was supposed to handle. For other de-scoped functionality, ScanSource was required to write its own applications to fill the gaps.”

“By forcing ScanSource to de-scope functionality, Avanade performed a classic bait-and-switch on ScanSource. Specifically, after being engaged on the Project for only a few months, Avanade drastically increased its fees estimate, thereby forcing ScanSource to make the following choice: either pay substantially more for functionality that Avanade was supposed to deliver as part of the initial quote, or forego that functionality to reduce a ballooning budget far in excess of what Avanade had represented and agreed to.”

The lawsuit continues, “At regular intervals throughout the Project, Microsoft and Accenture performed quality assessments of the Project (the ‘QA Reports’). Both Microsoft and Accenture concluded that the Project was being mismanaged and made recommendations, including the preparation of an integrated project plan, to stabilize the Project and get it back on a track toward go-live.”

“The Microsoft quality assessment, which focused primarily on software development, documented hundreds of ‘Issues’ with the Avanade-developed code. Many of these problems were characterized as ‘Must Fix Issues.’ Microsoft further criticized the manner by which Avanade altered the core Microsoft AX code, noting that ‘even single methods have multiple developers’ and that ‘[v]ery commonly, base classes, forms and tables have been modified,’ increasing the costs of future upgrades” and maintainability of the system.

“Among other criticisms of the Project, the Accenture quality assessment noted that the Project could not be completed without additional fees of $22.5 to $29 million, and resource commitments totaling 11,504 workdays.”

“Following receipt of the QA Reports, ScanSource delivered a Notice of Default to Avanade on May 17, 2012. Despite providing an extended cure period, Avanade has failed to correct its breaches of the Implementation Agreement. When it became evident to ScanSource that Avanade had no intention of curing its defaults, on September 28, 2012, ScanSource provided Avanade with a Notice of Termination removing Avanade from the Project.”

“The Notice of Termination followed repeated failures by Avanade to meet multiple scheduled and rescheduled go-live dates, and the realization that the Project — still without a projected go-live date, and now estimated to cost at least three times Avanade’s original estimate — could not continue with Avanade as integrator.”

ScanSource has contracted with a new global implementation partner to mitigate the damages and harm caused from Avanade’s misconduct. ScanSource plans on completing its new Microsoft Dynamics global ERP project. Excluding any potential recovery from this lawsuit, ScanSource believes that the total spend for the ERP project could range from $58 million to $72 million and extend past fiscal year 2013, as stated in its prior 10-Q filing for the period ending September 30, 2012.

ScanSource is being represented by Mark P. Ressler of Kasowitz, Benson, Torres & Friedman LLP.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, operating from dedicated business units in North America, Latin America and Europe. ScanSource POS & Barcoding delivers AIDC (automatic identification and data capture) and POS (point-of-sale) solutions; Catalyst Telecom and ScanSource Communications provide voice, video, data and converged communications equipment; ScanSource Security offers physical security solutions; and ScanSource Services Group delivers value-added support programs and services. Founded in 1992, the company ranks #760 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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